Filed Pursuant to Rule 433

Registration No. 333-168049

Registration No. 333-168049-01

February 8, 2012

$750,000,000 4.85% Senior Notes due 2042

Issuer:	Enterprise Products Operating LLC

Guarantee:	Unconditionally guaranteed by Enterprise Products Partners L.P.

Ratings*:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB- by Fitch Ratings

Trade Date:	February 8, 2012

Expected Settlement Date:	February 15, 2012 (T+5)

Note Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Size:	$750,000,000

Maturity Date:	August 15, 2042

Coupon:	4.85%

Interest Payment Dates:	February 15 and August 15, commencing August 15, 2012

Price to Public:	99.542%

Benchmark Treasury:	3.75% due August 15, 2041

Benchmark Treasury Yield:	3.129%

Spread to Benchmark Treasury:	+175 bps

Yield to Maturity:	4.879%

Make-Whole Call:	T+30 bps

Call at Par:	On or after February 15, 2042

CUSIP/ISIN:	29379VAW3/US29379VAW37

Joint Book-Running Managers:	J.P. Morgan Securities LLC DNB Markets, Inc. RBC Capital Markets, LLC RBS Securities Inc.

Scotia Capital (USA) Inc. Wells Fargo Securities, LLC

Co-Managers:

Mizuho Securities USA Inc.

SunTrust Robinson Humphrey, Inc.

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Morgan Stanley & Co. LLC

UBS Securities LLC

ING Financial Markets LLC

US Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at 212-834-4533, RBS Securities Inc. at 866-884-2071 and Wells Fargo Securities, LLC at 800-326-5897.